Exhibit 99.1

175 Ghent Road Fairlawn, Ohio 44333 www.omnova.com

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS COMPLETES $165 MILLION SENIOR SECURED NOTES OFFERING

FAIRLAWN, OHIO, May 28, 2003—OMNOVA Solutions Inc. (NYSE: OMN), an innovator of decorative and functional surfaces, emulsion polymers, and specialty chemicals, today announced that it has sold $165 million of 11.25% Senior Secured Notes due 2010 in an offering exempt from the registration requirements of the Securities Act of 1933. The offering was contingent upon the concurrent closing of a new $100 million three-year, asset-based bank credit facility, which has been completed.

The Company has used the proceeds from the offering to repay outstanding amounts under its existing revolving credit facility, to terminate its receivables sale program and to pay related fees and expenses.

These notes will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of any offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.

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This release contains statements concerning trends and other forward-looking information affecting or relating to the Company and its industries. These statements are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements may generally be identified by the use of forward-looking terms such as “could,” “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “projects,” “targets,” “forecasts,” “seeks” or similar terms. Forward-looking statements address the Company’s business, results of operations, financial condition and significant accounting policies and management judgments, and include statements based on current expectations, estimates, forecasts and projections about the economies and markets in which the Company operates and management’s beliefs and assumptions about these economies and markets. There are many risks and uncertainties that could cause actual results or outcomes to differ materially from those described in the forward-looking statements, some of which are beyond the Company’s control, including inherent economic risks and changes in prevailing governmental policies and regulatory actions.

Some important factors that could cause the Company’s actual results or outcomes to differ from those expressed in its forward-looking statements include, but are not limited to, the following: general economic trends affecting OMNOVA Solutions’ markets; raw material prices for crude oil and chemical feedstocks including polyvinyl chloride, styrene and butadiene; acts of war or terrorism; availability of raw material feedstocks to the Company; competitive pressure on pricing; customer and/or competitor consolidation; availability of financing to fund operations at anticipated rates and terms; the Company’s acquisition activities; a prolonged work stoppage; governmental and regulatory policies; rapid increases to health care costs; fluctuations in exchange rates of foreign currencies and other risks associated with foreign operations. The Company disclaims any obligation, other than imposed by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OMNOVA Solutions Inc. is a technology-based company with 2002 sales of $681 million and 2,350 employees worldwide. OMNOVA is a major innovator of decorative and functional surfaces, emulsion polymers and specialty chemicals.

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Web Site: http://www.omnova.com